Exhibit 10.22

OFFERPAD SOLUTIONS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Offerpad Solutions Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries, and who is determined by the Board to be eligible to receive compensation under this Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the Effective Date (as defined below), and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. For purposes of this Program, the “Effective Date” shall mean September 1, 2021.

1. Cash Compensation.

a. Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.

b. Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual cash retainers, as applicable:

(i) Audit Committee Chairperson. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.

(ii) Audit Committee Member. An Eligible Director serving as a non-Chairperson member of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee Chairperson. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.

(iv) Compensation Committee Member. An Eligible Director serving as a non-Chairperson member of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

(v) Nominating and Governance Committee Chairperson. An Eligible Director serving as Chairperson of the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

(vi) Nominating and Governance Committee Member. An Eligible Director serving as a non-Chairperson member of the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $5,000 for such service.

(vii) Lead Independent Director. An Eligible Director serving as the Lead Independent Director shall be eligible to receive an additional annual retainer of $25,000 for such service.

c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2. Equity Compensation.

a. General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b. Original Director Awards. Each Eligible Director serving on the Board as of the Effective Date shall be granted a Restricted Stock Unit award with a value of $300,000 (each, a “Original Director Award”), determined in accordance with Section 2(e)(i) below. Each Original Director Award automatically shall be granted upon effectiveness of the Form S-8 with respect to the Company’s common stock issuable under the Plan (the “Form S-8 Effective Date”), in each case subject to continued service through such grant date. Each Original Director Award shall vest as to one-third of the Shares subject to such award on the each of the first three anniversaries of the Effective Date, subject to continued service through the applicable vesting date.

c. Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date shall be granted a Restricted Stock Unit award with a value of $300,000 (each, an “Initial Award”), determined in accordance with Section 2(e)(ii) below. Each Initial Award automatically shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”). Each Initial Award shall vest as to one-third of the Shares subject to such award on the first three anniversaries of such Election Date, subject to continued service through the applicable vesting date.

d. Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2022 automatically shall be granted a Restricted Stock Unit award with a value of $150,000 (an “Annual Award” and together with the Original Director Awards and the Initial Awards, the “Director Awards”), determined in accordance with Section 2(e)(ii) below. Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

e. Provisions Applicable to Awards. With respect to any Director Award granted under this Program:

(i) The number of Restricted Stock Units subject to an Original Director Award shall be determined by dividing the average closing price of the Company’s Common Stock for the 30 consecutive calendar days prior to (and including) the date immediately preceding the Form S-8 Effective Date.

(ii) The number of Restricted Stock Units subject to an Initial Award and/or Annual Award shall be determined by dividing the value of the Initial Award or Annual Award (as applicable) by the average closing price of the Company’s Common Stock for the 30 consecutive calendar days prior to (and including) the date immediately preceding the applicable grant date.

(iii) An Eligible Director’s Director Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time, if the Eligible Director will not become, as of immediately following such Change in Control, a member of the board of the Company or the ultimate parent of the Company.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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